THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this "Third Amendment") is made effective as of the 20th day of June, 2014 (the "Effective Date"), by and between WOODLAND BURBANK CORPORATION, a Delaware corporation ("Landlord"), and TALON INTERNATIONAL, INC., a Delaware corporation ("Tenant"), with reference to the following.

Landlord and Tenant entered into that certain Lease dated as of March 29, 2001 (the "Original Lease"), as amended by that certain Lease Addendum Number 1 dated June 28, 2001 (the "Addendum"), by that certain Amendment to Lease dated as of October 1, 2005 (the "First Amendment") and that certain Second Amendment to Lease executed August 30, 2010 (the "Second Amendment") (collectively, the Original Lease, the Addendum, the First Amendment and the Second Amendment are referred to as the "Lease"), for the lease of certain premises which as of the Effective Date consist of approximately 7,135 rentable square feet (the "Existing Premises") known as 21900 Burbank Boulevard, Suite 270 Woodland Hills, California. The Existing Premises are more particularly described in the Lease.

Tenant wishes to expand the Premises to include Suite 280, the area shown on Exhibit A hereto (the "Expansion Premises") consisting of approximately 1,359 rentable square feet and to extend the Term and make various other changes in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals (which are incorporated herein by this reference), for the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. **Extension of Term**. Landlord and Tenant agree that the Term is hereby extended for a period of sixty (60) months from November 1, 2014 to and including October 31, 2019 (the "Third Amendment Extension Term"), unless sooner terminated in accordance with the terms of the Lease. Landlord and Tenant acknowledge and agree that Tenant shall have no right or option to extend or otherwise renew the Term except as set forth in Section 6 below. Any reference in the Lease to the "Term" or words of similar import shall mean the Term (as extended in this Section 1), and any reference in the Lease to the "Expiration Date" or words of similar import shall mean October 31, 2019, unless the context clearly indicates otherwise.

2. **Expansion Premises**. The Expansion Premises shall be added to and become a part of the Premises as of the Effective Date hereof. Tenant wishes to make various improvements to the Expansion Premises, which will be designed and constructed pursuant to Section 5 below and the Work Letter attached hereto as Exhibit B. The Expansion Premises shall be delivered to Tenant upon mutual execution of this Third Amendment and Landlord and Tenant shall work in good faith to construct the Tenant Improvements pursuant to the Work Letter attached hereto as Exhibit B. The Existing Premises and the Expansion Premises together will contain 8,494 rentable square feet. Hereafter, references in the Lease to "Premises" shall mean and refer to the combined Existing Premises and Expansion Premises and Tenant's Proportionate Share shall be 9.51% (8.01% representing the Existing Premises and 1.5% representing the Expansion Premises).

3. **Base Rent**.

3.1 **Base Rent for Existing Premises**. Effective as of June 1, 2014, the Base Rent for the Existing Premises shall be $1.95 per rentable square foot per month ($13,913.25); provided that the Base Rent for the Existing Premises shall be fully abated for the period from December 1, 2014 through May 31, 2015. Commencing on November 1, 2015 and continuing on the first day of each year thereafter, the Base Rent for the Existing Premises (and the Expansion Premises pursuant to Section 3.2 below) shall be increased by 3% per year. Tenant acknowledges and agrees that, although monthly Base Rent for the Existing

Premises and the Expansion Space is calculated separately, Base Rent for the entire Premises (i.e., the Existing Premises and the Expansion Space) shall be a single, non-severable obligation. Notwithstanding anything to the contrary contained herein, Landlord acknowledges that Tenant has paid the Base Rent for the Existing Premises for June 2014 in an amount as required in Section 3 of the Second Amendment ($16,481.85) less the applicable reduction in the Security Deposit taken pursuant to Section 4 of the Second Amendment ($1,518.15) making the June 2014 rent of $14,963.70 (the "Adjusted June Base Rent"). The difference between the Adjusted June Base Rent and the Base Rent for the Existing Premises for June 2014 in the amount of $13,913.25 set forth above in this Section 3.1 equals $1,050.45 (the "Excess June Base Rent"). Landlord shall credit the Excess June Base Rent towards Tenant's Base Rent for the Existing Premises due for the month of July 2014.

3.2 Base Rent for Expansion Premises. Tenant shall pay Base Rent for the Expansion Premises commencing on March 1, 2015, regardless of when the Tenant Improvements described in Section 5 and Exhibit B are completed and regardless of when Tenant commences using the Expansion Premises for the operation of its business. The Base Rent shall initially be $1.95 per rentable square foot per month. Commencing on November 1, 2015 and continuing on the first day of each year thereafter, the Base Rent for the Expansion Premises shall be increased by 3% per year.

4. Base Year and Operating Costs Share Rent. Effective as of November 1, 2014, the Base Year shall be changed from calendar year 2010 to calendar year 2015. From the Effective Date through October 31, 2014, Tenant shall pay Operating Cost Share Rent, calculated on the 2010 Base Year, only on the Existing Premises (8.01%) and otherwise pursuant to the terms of the Original Lease. Tenant shall not owe any Operating Cost Share Rent for the months of November and December 2014 or for calendar year 2015. Commencing on January 1, 2016, Tenant shall pay any Operating Cost Share Rent on the entire expanded Premises (Tenant's Proportionate Share 9.51%), calculated based on the 2015 Base Year and otherwise pursuant to the terms of the Original Lease.

5. Tenant Improvements. Tenant agrees to accept the Existing Premises and Expansion Premises in its current AS-IS condition except as described in the Work Letter attached as Exhibit B hereto, and except for any Landlord's obligations to maintain and repair the Premises as set forth in the Lease. The Work Letter sets forth both Landlord's and Tenant's obligations with regard to the planned improvements to the Premises.

6. Renewal Option. Subject to Section 7 below, Talon International, Inc., a Delaware corporation ("Named Tenant"), shall have one personal and non-transferrable (except as set forth herein) option to renew the Term (the "Renewal Option") for five years. The renewal term shall begin on November 1, 2019. Named Tenant and Affiliates (as defined in Section 3 of the Second Amendment) (as applicable) shall have the right to exercise this Renewal Option by giving Landlord written notice at least 270 days, but not more 365 days prior to October 31, 2019. The provisions of paragraphs (b), (c), and (d) of Section 8 of the Second Amendment are incorporated herein by reference and shall apply to this Renewal Option. The Renewal Option granted in this Section 6 replaces the Renewal Option granted under paragraph (a) of Section 8 of the Second Amendment, which shall no longer be applicable. Failure of Tenant to exercise the Renewal Option granted in this Section 6 shall be construed as a waiver of this Renewal Option and the Lease shall then expire as of October 31, 2019.

7. Personal to Tenant. The provisions of Section 9 of the Second Amendment shall also apply to the Renewal Option granted to Tenant under Section 6 above.

8. Security Deposit. Landlord currently holds a security deposit from Tenant in the amount of $30,000. Pursuant to Section 4 of the Second Amendment, $18,000 of the previous $48,000 Security Deposit was applied as a credit against the rent due for May 2014 ($16,481.85) and June 2014 ($1,518.15). The

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parties agreed in connection with the negotiation of this Amendment, that within five (5) business days following the execution this Third Amendment, Tenant shall deposit an additional amount equal to $18,000 to increase the Security Deposit to $48,000. Said Security Deposit in the amount of $48,000 shall remain as the Security Deposit through March 1, 2015. Beginning on March 1, 2015, the existing Security Deposit shall be reduced to $16,563.30 (equal to one month's Base Rent for the Premises at the rental rate of $1.95/RSF/month), and Landlord shall either return the balance ($31,436.70) to Tenant within 30 days from March 1, 2015 or allow Tenant to apply the reduction to rent due for the months of June 2015 and July 2015, until such amount is fully credited to Tenant.

9. Parking. Pursuant to Section 10 of the Second Amendment, (a) Tenant has the right, but not the obligation, to rent up to 24 unreserved parking spaces and 8 reserved parking spaces, subject to the terms and conditions of Exhibit A to the First Amendment, except Tenant is obligated to pay the applicable prevailing parking rate for those parking spaces, (b) the monthly parking rate for those spaces was established at $90 per month for unreserved spaces and $120 for reserved spaces, during the first year of the Extension Term (as defined in the Second Amendment), subject to the cap of 3% per year set forth in Section 10 (ii) of the Second Amendment, and (c) during the period from October 1, 2010 through October 31, 2014, Tenant is entitled to a credit of $185.18 per month (the "Parking Credit") against the parking charges, which Parking Credit is non-transferable and non-cumulative (i.e. Tenant shall not have the right to carry forward any Parking Credit which is not used in any applicable month), and the Parking Credit does not apply after October 31, 2014. The rights described in the prior sentence of this Section 9 shall continue during the Third Amendment Extension Term. In addition, commencing on the Effective Date, Tenant shall have the right but not the obligation to rent up to 4 additional unreserved parking spaces on the same terms as the existing 24 unreserved parking spaces described above. Notwithstanding the foregoing, the parking charges (and the Parking Credit) shall be abated for the months of November 2014 through April 2015.

10. Right of First Refusal. Provided Tenant is not then in default under the Lease beyond all applicable notice and cure periods, if Landlord receives an offer from a third party that Landlord is willing to accept for a lease of the space designated on **Exhibit C** attached hereto (the "Refusal Space"), Tenant shall have a one-time first right of refusal to obtain and lease the Refusal Space (and not just a portion thereof) on the terms of such offer. Promptly after the receipt of such offer, Landlord shall give Tenant notice thereof in reasonable detail (the "Notice of Offered Lease"). On or before the fifth business day after the date of such submission and Tenant's receipt of said notice, Tenant may exercise this right by sending Landlord a notice stating that Tenant elects to rent the Refusal Space upon the terms and conditions set forth in the Notice of Offered Lease (the "Offered Lease Terms"). If Tenant provides such notice, Landlord and Tenant shall enter into a lease amendment for the Refusal Space (incorporating the Refusal Space into the Premises) within 30 days after the date of Tenant's exercise notice on the Offered Lease Terms. If Tenant does not exercise the right within said 5-business days, or if Tenant properly exercises such right but thereafter for any reason (other than the fault of Landlord) does not enter into the new lease amendment for the Refusal Space within said 30-day period, Tenant's rights under this Section 10 shall terminate and Landlord shall be free to lease the Refusal Space to any third party and this right shall also not apply to subsequent re-letting of the space. This right of first refusal is (a) personal to Tenant and Affiliates, and may not be exercised by any subtenant or assignee of Tenant (except for Affiliates), and (b) subject to all written and existing rights of other tenants as of the date hereof for the Refusal Space. The Refusal Space shall not be considered available if the then current tenant of that space wishes to remain there via exercise of a renewal right or by negotiation with Landlord. Notwithstanding anything to the contrary contained herein, in the event that Tenant rejects the Notice of Offered Lease or does not exercise its right for the Refusal Space within the 5-day period, and the Landlord does not consummate a lease for the Refusal Space within 180 days following Tenant's rejection of the Notice of Offered Lease or the expiration of the 5-day period, Landlord shall offer again the Refusal Space to Tenant pursuant to the terms set forth in this Section 10.

11. Tenant Estoppel. Tenant hereby certifies and acknowledges that, as of the date of the mutual execution of this Third Amendment, (a) Landlord is not in default in any respect under the Lease; (b) Tenant does not have any defenses to its obligations under the Lease; (c) there are no offsets against Rent (except for the Parking Credit set forth in Section 9 above, and any Base Rent abatement set forth in Section 3 above); (d) Landlord is holding the Security Deposit in the amount of $30,000.00; and (e) except with respect to the work described in the Work Letter attached as Exhibit B hereto, Landlord has completed all improvements and paid all allowances required to be constructed or paid by Landlord in accordance with the terms of the Lease. Tenant acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Landlord in entering into this Third Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Third Amendment; and (iii) Landlord is relying on such representations in entering into this Third Amendment.

12. Confidentiality. Landlord and Tenant hereby agree to keep the terms of the Lease, including this Third Amendment and the negotiation thereof, confidential, and neither party shall disseminate or disclose such information to third parties except each party's financial, real estate brokers, legal and space planning advisors, and if required by law or to comply with the rules of U.S. Securities Exchange Commission (SEC) or any similar organization regulating publicly traded companies.

13. Entire Agreement. This Third Amendment contains the entire agreement and understanding between the parties concerning the subject matter of this Third Amendment and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, concerning the matters that are the subject of this Third Amendment. Wherever possible, each term of this Third Amendment shall be interpreted in such a manner as to be valid under applicable laws, rules, regulations and court authority, but if, notwithstanding the foregoing, any term of this Third Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining terms of this Third Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Except as set forth in this Third Amendment, all other terms and conditions in the Lease shall remain in full force and effect, and unchanged. In the event of a conflict between this Third Amendment and the Lease, this Third Amendment shall prevail.

14. Brokers. Except with respect to Cresa Partners (Carlo Brignardello) and CBRE (David Solomon), the brokers involved in this Third Amendment, Tenant and Landlord hereby represent and warrants to each other that the other party has not entered into any agreement or taken any other action that might result in any obligation on the part of Landlord or Tenant to pay any brokerage commission, finder's fee or other compensation with respect to this Third Amendment, and Tenant and Landlord agree to protect, defend, indemnify and hold each other harmless from and against any and all actions, adjudications, awards, causes of action, claims, costs, damages, demands, expenses (including, without limitation, attorneys' fees and costs and court costs), fees, fines, forfeitures, injuries, judgments, liabilities, liens, losses, obligations, orders, penalties, proceedings, stop notices and suits (collectively, "Claims") in any way arising or resulting from or in connection with or related to any breach or inaccuracy of such representation and warranty. Landlord shall pay a commission to Cresa Partners and CBRE per separate agreement.

15. Counterparts. This Third Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Third Amendment may be executed by a party's signature transmitted by PDF email, and copies of this Third Amendment executed and delivered by means of emailed copies of signatures of this Third Amendment are binding as originals. All parties hereto agree a fully assembled digital copy of a fully executed Third Amendment is "best evidence" of this Third Amendment.

16. **No Other Amendments**. Except as modified by the documents described in the first recital paragraph above and by this Amendment, the Lease remains in full force and effect and has not been modified or amended.

Tenant: TALON INTERNATIONAL, INC., a Delaware corporation

By: ______________________

Its: CHIEF EXECUTIVE OFFICER

Date signed: 6/20/2014

Signatures continued on following page

Landlord: WOODLAND BURBANK CORPORATION, a Delaware corporation

By: [signature]

Its: President

By: [signature]

Its: Secretary + Treasurer

Date signed: ______________________

EXHIBIT A

Site Plan of Expansion Premises Suite 280


SUITE 280

EXHIBIT B

Work Letter

This Work Letter is part of and included in the Third Amendment.

A. LANDLORD'S WORK:

Landlord shall be responsible at its expense and not as part of the TI Allowance for the following work (the "Landlord's Work"):

1. Any work required by a governmental agency outside the Premises and in the Building common areas (including any common area restrooms) in order to comply with any laws and codes, including ADA;
2. Any latent defects in the Expansion Premises building systems or shell & core.
3. The removal or encapsulation of any hazardous materials to the extent required in connection with the Tenant Improvements to the Existing Premises or Expansion Premises (provided that Landlord shall have no responsibility with regard to any hazardous materials brought into the Premises by Tenant), and
4. The removal, relocation and/or encapsulation of other tenants' equipment, infrastructure and/or cabling above the ceiling of the Expansion Premises to the extent that such equipment or cabling needs to be removed/relocated/encapsulated in connection with the Tenant Improvements in the Expansion Premises.

B. TENANT IMPROVEMENTS.

All Tenant Improvements (defined below) shall be designed and constructed in accordance with this Work Letter.

1. Space Plan and Working Drawings. Based on discussions with Tenant, Landlord's architect shall prepare in a timely manner a proposed space plan for Landlord's and Tenant's review, comment and approval. When Landlord and Tenant have approved a space plan (the "Approved Space Plan"), Landlord's architect will prepare proposed plans and specifications (including any MEP drawings) for the work shown in the Approved Space Plan, which approved, is referred to as the "Working Drawings". The work contained in the Working Drawings is the "Tenant Improvements". Landlord and Tenant shall approve the completed Working Drawings in a timely manner prior to the construction of the Tenant Improvements. The approved Working Drawings shall be known as the "Approved Working Drawings". Landlord shall provide a space plan allowance of $.10/RSF ($849.40) (the "Planning Allowance") as part of and not in addition to the TI Allowance. The charges of Landlord's architect and MEP engineer must be market-competitive and shall be paid out first out of the Planning Allowance and the remainder out of the balance of the TI Allowance.

2. Union Labor. Tenant acknowledges that Landlord is an entity related to a labor union pension trust fund. Therefore, all tenant improvement work will be performed in a manner and by contractors and subcontractors fully compliant with local labor union regulations. Nothing in this Amendment or in the Lease will supersede, remove, or relax this requirement.

3. Bids. Landlord shall competitively bid the construction of the Tenant Improvements to a minimum of three (3) qualified contractors mutually selected by Landlord and Tenant. Tenant and Landlord shall mutually select the final contractor from the three selected contractors based on the lowest price, qualifications and ability to complete the work in a timely manner. Landlord shall engage the selected

contractor (as well as the architect and engineer), and secure all permits in connection with the Tenant Improvements and cause the Tenant Improvements to be constructed in a timely manner.

4. Costs. The cost of the Tenant Improvements shall include the construction costs, the sales tax on the construction costs, the architectural and engineering fees, permitting fees, and the Construction Management Fee (defined below) (collectively the "Construction Costs"). The Construction Management Fee shall be equal to three percent (3%) of the TI Allowance and shall be paid to Landlord out of the TI Allowance. The cost of the Tenant Improvements shall not include any Landlord charge of any kind for profit, utilities, use of parking, or overhead, except for the Construction Management Fee.

5. TI Allowance. Landlord's contribution to the cost of the Tenant Improvements shall be limited to the TI Allowance. The TI Allowance is equal to $15.00 per rentable square foot for the Existing Premises ($107,025) plus $30.00 per rentable square foot for the Expansion Premises ($40,770) for a total of $147,795 (the "TI Allowance"). Tenant shall be entitled to use the TI Allowance for the Existing Premises and/or the Expansion Premises. Tenant shall not be entitled to use any portion of the TI Allowance for anything other than improvements which will be permanently affixed to the Premises and/or the Construction Costs; provided that to the extent that the cost of the Tenant Improvements is less than the TI Allowance, Tenant may elect to apply up to $7.50 per rentable square foot of TI Allowance related to the Existing Premises ($53,512.50) as a credit against rent but only if Tenant notifies Landlord in writing of the amount to be applied as a credit prior to December 31, 2014. If the estimated total cost of the Tenant Improvements will exceed the TI Allowance, Tenant shall deposit 90% of the excess ("Tenant's TI Deposit") with Landlord prior to the start of construction of the Tenant Improvements and upon completion of the Tenant Improvements, Landlord will provide a final accounting to Tenant of the total costs, the TI Allowance, and Tenant's TI Deposit and a payment adjustment shall be made between Landlord and Tenant so that Landlord has paid the TI Allowance and Tenant has paid any excess of the total cost of the Tenant Improvements over the TI Allowance.

6. Change Orders. If, after Landlord has contracted for the work, Tenant requests changes or additions in the Working Drawings, Landlord shall work with its architect and contractor to reasonably determine whether such changes or additions are feasible. If the change is feasible, and if Landlord elects to approves the change (which approval shall not be unreasonably withheld, delayed or conditioned by Landlord), then Landlord shall prepare an estimate of the additional costs related to the addition or change as well as any estimate of any completion delay likely to be caused by such change or addition, and Tenant shall deposit with Landlord, prior to commencement of the change, the estimated cost, if any unless the cost is able to be covered within the TI Allowance.

7. **Construction.** Landlord shall construct the Tenant Improvements (i) in a good workmanlike manner, (ii) in accordance with the Approved Working Drawings, and (iii) in compliance with all applicable laws, including ADA, and building codes. Landlord shall deliver the Expansion Premises to Tenant (a) upon the substantial completion of the Tenant Improvements in the Expansion Premises, with a certificate of occupancy or an equivalent certificate from the applicable governmental agency with jurisdiction, and (b) with all the Building systems servicing the Expansion Premises in good working order. Landlord shall complete any punch-list work in the Expansion Premises and the Existing Premises within 60 days after substantial completion of the Tenant Improvements; subject to any delays outside Landlord's control.

8. Restoration. Notwithstanding anything to the contrary contained in the Lease, except for Tenant's telecommunications and data cabling, Tenant shall have no obligation to remove (a) any leasehold improvements located in the Existing Premises and/or the Expansion Premises as of the Effective Date or (b) any of the Tenant Improvements constructed in the Existing Premises or the Expansion Premises pursuant to this Work Letter.

EXHIBIT C
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